Exhibit 10.9

CONFIDENTIAL         THIS OFFER OF AGREEMENT WILL
January 9, 2003      BE RENDERED NULL & VOID UNLESS
                     EXECUTED BY BOTH PARTIES HERETO ON OR
                     BEFORE January17,  2003

Moneyflow Systems International Inc.
7003 5th Street SE
Suite N
Calgary, T2H 2G2

                                LETTER AGREEMENT

Gentlemen,

This writing will serve to memorialize our understanding together. MNYF's core business is in sales and management of financial transaction-based equipment and processing services. MNYF desires to enhance shareholder value by exploring vicious expansion and growth models and, if desirable, by obtaining working capital is the initial approx. amount of $2,000,000 in order to further implement its expansion and growth plan.

You have further advised 1st SB that you desire us to provide financial and management consulting to the Company in a variety of areas including (without limitation) providing assistance in various matters pertaining to corporate growth and strategic planning as well as to use our best efforts to expedite introductions and/or transactions concerning the formulation of strategic alliances and business relationships and/or affiliations deemed appropriate and in line with the Company's business plans and objectives. You desire that 1st SB review the Company's existing business plan, and if necessary, assist you in revising the Company's plan, which may incorporate the existing plan, together with more specifics on the future impact upon Company operations and profitability given new capital infusion for internal growth and for possible acquisitions.

We agree to serve as your consultants on a best efforts basis in order for the Company to achieve the objectives contemplated above upon the following terms and conditions:

Upon execution of this agreement you agree to issue payment of our non-refundable retainer fee of $5,000, which will cover the development and/or review/revision of the MNYF business plan and diligence process, and will serve as our initial fee for the financial and corporate consulting services to be performed as described above. During our engagement with the Company should the Company determine to execute a Funding Agreement (FA), then in such event MNYF shall upon first funding and on demand of 1st SB immediately issue to 1st SB (as to the designee and certificate increments solely at the direction of 1st SB) 750,000 shares restricted common stock of the Company (such shares stall have a present value of $.001/share and a one-year hold, shall be adjusted proportionally for any stock splits and non-cancelable, shall be subject to Rule 144 resale provisions, and its the event of any re-sale elected by 1st SB the Company will reasonably consent to and facilitate such a transaction (absent breach of contract or fraud, as determined by a final judgment of a court of law following the exhaustion of all appellate remedies)). The term of this agreement shall be for a period of three months from the date of execution unless extended by mutual agreement of the parties hereto, or terminated for cause. Cause is defined to mean (i) willful failure by either party hereto to perform material duties hereunder, or (ii) engagement by either party hereto in criminal activities or regulatory misconduct, or (iii) commission by either party of any act of fraud or bad faith in connection with this agreement. As additional compensation for our initial services, you agree to pay us the total sum of $200,000 (with all fees for such, services rendered considered "quantum meruit") payable ratably as funding occurs. All fee payments due 1st SB shall be payable at funding. and on demand of 1st SB issued by wire transfer as instructions are provided to you. Delivery of the restricted shares shall be made by fed/ex delivery to our New York offices.

It is also understood and agreed, that should MNYF seek to conduct a transaction with any business source introduced by 1st SB, pursuant to the Non-Disclosure Agreement (NDA) executed by the Company and 1st SB on December 30, 2002, then in such event, prior written consent by 1st SB shall be required which shall contain specific terms of such proposed transaction including compensation to be paid 1st SB; which (in the instance of a funding transaction) shall be ratably equal to the fees and compensation required by this agreement for a period of three years from the termination date of the NDA. Prior written notice ,of your intent to conduct any transaction with a business source introduced to you by 1st SB during the applicable three year period, and any other written notices as may be required as described above shall be given by certified mail, Attention:
Sarah R Speno, President & Attorney, 1st SB Partners Ltd., 1775 York Avenue New York, NY 10128.

Nothing contained in this agreement shall constitute 1st SB as an employee or agent of the Company; it being acknowledged and agreed by the parties that 1st SB shall perform their consulting services as an independent contractor and. shall not have the authority to obligate, commit or act on behalf of the Company in any manner whatsoever. The Company shall make no deductions or withholdings from any payments due to you hereunder for federal, state or local income tax purposes and 1st SB shall be responsible for any taxes and other payments due on the consideration received hereunder..

This Letter Agreement shall be binding on the respective parties, their principals, officers and directors, agents, employees, accountants, attorneys arid consultants, affiliates, subsidiaries, successors and permitted assigns, and may not be modified nor any provision waived except by a written agreement signed by the parties hereto.

This Letter Agreement shall be governed pursuant to the laws of the State of New York (without regard to conflict of laws), and any dispute that may arise hereunder shall be subject to the jurisdiction of the federal district court, Southern District of New York, unless the federal rule on diversity precludes such action then, in such event, the parties consent to the jurisdiction of the State of New York Supreme Court, NY County. Should any legal action or proceeding arising from or relating to this agreement be brought by either party hereto, the prevailing party shall be entitled. w receive from the other party,


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

in addition to any other relief that may be granted, reasonable attorneys fees and costs that may be so incurred.

In the event that on-site meetings are required in the offices of MNYF, then in such event MNYF will pay the reasonable travel/lodging expenses (subject to prior approval of the Company) as may be required for 1st SB to attend.

This Letter Agreement constitutes the entire agreement between the parties. Any prior negotiations or representations trot expressly set forth herein are of no force and effect This Letter Agreement may not be assigned by any party without the express written consent of all the parties hereto. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force and effect.

This Letter Agreement may be executed in ,counterparts, each of which shall be deemed an original and ail of which together shall constitute one and the same instrument. Complete execution shall be effected by both parties' signatures below together with the payment of the stated retainer fee.

AS AGREED AND ACCEPTED BY:


_____________________________________
1st SB PARTNERS, LTD.
By its:.


_____________________________________
PRINT NAME of OFFICER/TITLE

Date Signed:_________________________


_____________________________________
MONEYFLOW SYSTEMS INTERNATIONAL INC.
By its:

_____________________________________
PRINT NAME of OFFICER/TITLE

Date Signed:_________________________


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